Exhibit 10.14

EARN-OUT AGREEMENT

This EARN-OUT AGREEMENT (this “Agreement”) is made and entered into this 15 day of May, 2010 by and among Groupon, Inc., a Delaware corporation (“Groupon”), Groupon Germany GbR, a German law partnership (“Purchaser”), Bambino 44. VV UG (haftungsbeschränkt) & Co B-84 KG (in the future: CD-Inv Holding UG (haftungsbeschränkt) Beteiligungs KG) (“Holding KG No 1”), Bambino 45. VV UG (haftungsbeschränkt) & Co B-85 KG (in the future: CD-Rocket Holding UG (haftungsbeschränkt) Beteiligungs KG) (“Holding KG No 2”), and Bambino 43. VV UG (haftungsbeschränkt) & Co B-83 KG (in the future: CityDeal Management UG (haftungsbeschränkt) & Co. Beteiligungs KG) (“Holding KG No 3”), each a German limited partnership (collectively, the “Sellers”), and CityDeal Europe GmbH, a German limited liability company (the “Company”).

RECITALS

WHEREAS, the Company is a wholly-owned subsidiary of Sellers, and the Company (through its subsidiaries) is engaged in the business of selling Vouchers (as defined below) for use at local businesses in campaigns through a website in Germany, the United Kingdom, France, Spain, Italy, the Netherlands and various other countries in Europe (the “Business”);

WHEREAS, Purchaser is an indirect, wholly-owned subsidiary of Groupon; and as of the date of this Agreement, Groupon has reserved for issuance pursuant to this Agreement 3,350,000 Groupon Shares (as defined below);

WHEREAS, concurrently herewith, Sellers, Groupon and Purchaser are entering into that certain Share Exchange and Transfer Agreement, dated as of the date hereof (as amended from time to time in accordance with its terms, the “Share Exchange Agreement”), pursuant to which Purchaser shall purchase all of the issued and outstanding shares of capital stock of the Company from Sellers; and

WHEREAS, pursuant to Section 4 of the Share Exchange Agreement, Sellers shall be entitled to receive from Groupon certain contingent purchase price payments, subject to the terms and conditions of this Agreement, in respect of the Earn-Out Period (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1.                                      Definitions.  As used this Agreement, the following terms shall have the meanings ascribed to such terms below:

“2011 Financial Statements” shall mean the audited consolidated financial statements for the Earn-Out Period for the Company and its subsidiaries prepared in accordance with GAAP as consistently applied by the Company.

“Acquisition” shall mean (A) any consolidation or merger of Groupon with or into any other corporation or other entity or person, or any other corporate reorganization or acquisition of Groupon, other than any such consolidation, merger, reorganization or acquisition in which the stockholders of Groupon immediately prior to such consolidation, merger, reorganization or acquisition, continue to hold, as a result of shares of Groupon held by such holders prior to such transaction, at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, or (B) any transaction or series of related transactions to which Groupon or any of its stockholders is a party or is subject in which in excess of fifty percent (50%) of Groupon’s voting power is transferred; provided, that an Acquisition shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which (i) cash is received by Groupon or any successor or indebtedness of Groupon is cancelled or converted into equity or a combination thereof and (ii) where none of the proceeds from such financing is used to redeem, repurchase or retire, or is otherwise exchanged for, equity of Groupon or any successor, resulting in the transfer in excess of fifty percent (50%) of Groupon’s voting power.

“Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Groupon or its subsidiaries.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in Chicago, Illinois or Frankfurt, Germany.

“Certificate” shall mean the Third Amended and Restated Certificate of Incorporation of Groupon, as amended, modified or supplemented from time to time after the date hereof.

“Closing” shall have the meaning set forth in the Share Exchange Agreement.

“Common Stock” shall mean, collectively, Groupon’s shares of Voting Common Stock, par value $0.0001 per share, and Groupon’s shares of Nonvoting Common Stock, par value $0.0001 per share.

“Competing Enterprise” shall mean any enterprise engaged in the Business.

“Contingent Purchase Price Consideration” shall have the meaning set forth in Section 2(a).

“Costs of Goods Sold” shall mean, for any period, the difference between (A) the sum of all payments and accruals for payments to merchants by the Company and its subsidiaries during such period (provided, that for avoidance of doubt, for every individual sale of a Voucher, there shall be a related payment or accrual to the applicable merchant), minus (B) the portion of Guarantee Amount, if any, which Sellers have promised to pay to the Company pursuant to Section 2(b)(vii) hereof.  For avoidance of doubt, it is agreed that “Costs of Good Sold” shall be reduced to take into account the effect of any and all Negotiated Discounts during the Earn-Out Period which have been approved by Groupon pursuant to Section 3(a) hereof, provided that, if it is determined by a court of competent jurisdiction that Groupon unreasonably withhleld its approval of any Negotiated Discounts pursuant to Section 3(a) hereof, the effect of such Negotiated Discounts shall also be taken into account.

“Designated Country” means each of France, Germany, Italy, the Netherlands, Spain and the United Kingdom.

“Earn-Out Period” shall mean the period beginning on and including January 1, 2011 and ending on and including December 31, 2011.

“Earn-Out Settlement Date” shall have the meaning set forth in Section 2(e).

“Earn-Out Share of Sale Proceeds” shall mean, with respect to an Acquisition or Asset Transfer, an amount of consideration equal to (i) 3,350,000 multiplied by (ii) a fraction, the numerator of which is the Sale Proceeds, and the denominator of which is the total number of shares of Common Stock outstanding immediately prior to the consummation of such Acquisition or Asset Transfer.  Nothwithstanding the foregoing, if not all outstanding Common Stock is sold pursuant to the Acquisition, only the Common Stock that is actually sold pursuant to the Acquisition shall constitute the denominator in the foregoing sentence.

“EBITDA” shall mean the Gross Profit during the Earn-Out Period, less all expenses other than the Costs of Goods Sold incurred during the Earn-Out Period (but excluding interest, taxes, depreciation and amortization), in each case, determined in accordance with GAAP, as consistently applied by the Company.  For purposes of this definition, any value-added taxes (“VAT”) levied for the sale of any Vouchers on any difference between Revenue and Costs of Good Sold and all other non-Voucher related VAT credit and debits shall be included in the calculation of EBITDA and shall cause a reduction or increase of EBITDA for any applicable period; provided, however, that in the event that Groupon’s auditors determine that the amount of VAT to be included in the calculation of EBITDA is different than the amount of VAT to be included in EBITDA as required by the foregoing, such determination by Groupon’s auditors shall control for purposes of the calculation of EBITDA.  For purposes of this definition, the following items shall be excluded from the calculation of EBITDA and shall not cause a reduction of EBITDA for any applicable period:  (i) any transactional costs and expenses, including legal, audit and accounting fees, incurred in connection with the transaction contemplated by this Agreement or the Share Exchange Agreement or any dispute under or with respect to this Agreement or the Share Exchange Agreement; (ii) any inter-company management fees or corporate overhead expense charges by or among Groupon and its subsidiaries or affiliates (including charges resulting from a merger or reorganization of Groupon and any charges for any services provided by any finance, accounting or information technology employees of Groupon or any of its subsidiaries other than the Company); and (iii) any equity-related compensation expense related to equity grants (e.g., stock options) made to the service providers of the Company or its subsidiaries listed on Annex A hereto or equity grants made to any service providers, as determined by the managing partners of Holding KG No. 3, upon the lapse of any vesting provisions or similar restrictions, or forfeiture or repurchase, with respect to prior equity grants to any service providers solely to the extent that such equity grants have no detrimental impact on the earnings of Groupon as determined in accordance with GAAP; provided, however, that the Company may be charged for, and the calculation of EBITDA shall include, (A) the costs and expenses of any services requested by Sellers to be provided by Groupon or any of its subsidiaries other than the Company; (B) its allocable share of the reasonable cost of all services (including, without limitation, finance, accounting and customer support services) provided by Groupon or Purchaser during the Earn Out Period but only to the extent provided in connection with the operation of the Business, or (C) its allocable share of any reasonable out-of-pocket costs for products or services purchased or procured and paid for by Groupon or its subsidiaries or affiliates (other than the Company and its subsidiaries) from third parties for the benefit of the Company but only to the extent purchased or procured and paid for in connection with the operation of the Business (e.g., Groupon or Purchaser may purchase insurance for all operating subsidiaries, including the Company, and allocate a reasonable portion of the cost thereof to the Company), provided, that with respect to the services described in clauses (B) and (C) hereof, either (i) such services have been approved by Sellers or (ii) the costs for such products or services are commercially reasonable and do not exceed the costs that the Company then currently incurs in connection with providing such products or services.

“Final Earn-Out Statement” shall have the meaning set forth in Section 2(e).

“Final Unredeemed Voucher Date” shall have the meaning set forth in Section 2(b)(vii).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied by the Person in question, with respect to the accrual method of accounting (it being acknowledged and agreed that the Company shall use the accrual method of accounting).

“Groupon Founders” shall mean Green Media, LLC, a Delaware limited liability company, Rugger Ventures, LLC, a Delaware limited liability company, and Andrew Mason.

“Groupon Purchaser” shall have the meaning set forth in Section 4(b).

“Groupon Shares” shall mean shares of Voting Common Stock, par value $0.0001 per share, of Groupon.

“Gross Profit” shall mean (i) Revenues, less (ii) Costs of Goods Sold.

“Guarantee Amount” shall have the meaning set forth in Section 2(b)(vii).

“Negotiated Discounts” shall mean discounts or reductions to payments or accruals contractually agreed to by the Company or its subsidiaries with merchants.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, venture, unincorporated association, or other entity or organization or any government or agency or political subdivision thereof.

“Public Offering” shall mean an underwritten public offering of shares of Common Stock by Groupon or any of its subsidiaries pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

“Redeemed Vouchers” shall mean those Vouchers that are Unredeemed Vouchers as of the end of the Earn-Out Period and that are thereafter redeemed by the holders thereof prior to and including the Final Unredeemed Voucher Date.

“Revenue” shall mean, with respect to any period, all payments received during such period (and not refunded during such period) by the Company or its subsidiaries from users (i.e. purchasers of Vouchers) and all payments owed during such period by users to the Company or its subsidiaries for Vouchers sold and not yet received.

“Sale Proceeds” shall mean, in the event of an Acquisition or Asset Transfer, the cash or the fair market value of the property, rights or securities (“Proceeds”) paid or distributed (regardless of whether such Proceeds are paid or distributed concurrently with such Acquisition or Asset Transfer or at any time(s) after such Acquisition or Asset Transfer) to the holders of Common Stock outstanding immediately prior to the consummation of such Acquisition or Asset Transfer by Groupon or the Groupon Purchaser or its affiliates in accordance with the terms and conditions of the Certificate (including the cash or fair market value of such property, rights or securities which would have been paid or distributed to Sellers, but for the application of the escrow provisions of Section 4 hereof); provided, that (A) for purposes of determining the amount of Sale Proceeds hereunder, if any portion of the consideration payable to the stockholders of Groupon is placed into escrow and/or is payable to the stockholders of Groupon subject to contingencies, such consideration shall not constitute “Sale Proceeds” for purposes of this Agreement, including the definition of “Earn-Out Share of Sale Proceeds” unless and until such consideration is paid or released (at which time “Earn-Out Share of Sale Proceeds” will be re-calculated upon any such payment or release and the provisions of Section 4 re-applied for purposes thereof) and (B) in connection with any Asset Transfer,

Groupon’s board of directors shall act in accordance with the Certificate and its fiduciary duties under applicable law with respect to the Proceeds thereof.

“Sellers’ Representative” shall have the meaning set forth in Section 14.

“Unredeemed Voucher” shall mean, as of any date, any Voucher which has not been redeemed by the merchant with the Company as of such date.

“Voucher” shall mean a voucher that enables a customer of the Company or its subsidiaries who purchases such voucher to redeem such voucher for goods or services sold by a merchant.

2.                                      Contingent Purchase Price Consideration.

(a)                                  In addition to the consideration payable to Sellers pursuant to the Share Exchange Agreement for the sale of the Shares by Sellers to Purchaser, Groupon agrees to issue and cause to be transferred to Sellers an amount up to an aggregate of 3,350,000 Groupon Shares (together with any proceeds deemed paid or payable to such shares pursuant to any redemptions therefor or dividends, distributions and the like thereon as set forth in Section 13 hereof (the “Special Payments”; and the aggregate of such consideration, the “Contingent Purchase Price Consideration”) as described in this Section 2.

(b)                                 The Contingent Purchase Price Consideration with respect to up to 3,237,500 Groupon Shares (and any related Special Payments) shall be determined as follows and paid in accordance with the procedures and on the dates set forth in Section 2(f):

(i)                                     If (1) the Revenue for the Earn-Out Period is equal to or greater than US$100 million, (2) the Gross Profit for the Earn-Out Period is equal to or greater than twenty percent (20%) of the Revenue, and (3) the EBITDA for the Earn-Out Period is equal to or greater than zero (0), then Groupon shall issue and cause to be transferred to Sellers a number of Groupon Shares equal to 1,443,750, together with the Special Payments, if any, related to such number of Groupon Shares.

(ii)                                  If (1) the Revenue for the Earn-Out Period is equal to or greater than US$90 million, but less than US$100 million, (2) the Gross Profit for the Earn-Out Period is equal to or greater than twenty percent (20%) of the Revenue, and (3) the EBITDA for the Earn-Out Period is equal to or greater than zero (0), then Groupon shall issue and cause to be transferred to Sellers a number of Groupon Shares equal to 1,443,750, together with the Special Payments, if any, related to such number of Groupon Shares, times a fraction, (A) the numerator of which is the positive difference between (x) the Revenue for the Earn-Out Period and (y) US$90 million and (B) the denominator of which is US$10 million.  (By way of example only, if the Revenue for the Earn-Out Period is equal to US$95 million, then the Contingent Purchase Price Consideration would be 721,875 Groupon Shares (or 1,443,750 Groupon Shares times US$5 million [or US$95 million minus US$90 million] divided by US$10 million).

(iii)                               If (1) the Revenue for the Earn-Out Period is equal to or greater than US$150,000,000, (2) the Gross Profit for the Earn-Out Period is equal to or greater than twenty percent (20%) of the Revenue, and (3) the EBITDA for the Earn-Out Period is equal to or greater than zero (0), then, in addition to the Groupon Shares transferable to Sellers pursuant to Section 2(b)(i) above, Groupon shall issue and cause to be transferred to Sellers a number of Groupon Shares equal to 1,443,750, together with the Special Payments, if any, related to such number of Groupon Shares.

(iv)                              If (1) the Revenue for the Earn-Out Period is greater than US$100,000,000, but less than US$150 million, (2) the Gross Profit for the Earn-Out Period is equal to or greater than twenty percent (20%) of the Revenue, and (3) the EBITDA for the Earn-Out Period is equal to or greater than zero (0), then, in addition to the Groupon Shares and Special Payments, if any, transferable to Sellers pursuant to Section 2(b)(i) above, Groupon shall issue and cause to be transferred to Sellers a number of Groupon Shares equal to 1,443,750, together with the Special Payments, if any, related to such number of Groupon Shares, times a fraction, (A) the numerator of which is the positive difference between (x) the Revenue for the Earn-Out Period and (y) US$100 million and (B) the denominator of which is US$50 million.

(v)                                 If (1) the Revenue for the Earn-Out Period is equal to or greater than US$200 million, (2) the Gross Profit for the Earn-Out Period is equal to or greater than twenty percent (20%) of the Revenue, and (3) the EBITDA for the Earn-Out Period is equal to or greater than zero (0), then, in addition to the Groupon Shares transferable to Sellers pursuant to Sections 2(b)(i) and 2(b)(iii) above, Groupon shall issue and cause to be transferred to Sellers a number of Groupon Shares equal to 250,000, together with the Special Payments, if any, related to such number of Groupon Shares.

(vi)                              If (1) the Revenue for the Earn-Out Period is equal to or greater than US$250 million, (2) the Gross Profit for the Earn-Out Period is equal to or greater than twenty percent (20%) of the Revenue, and (3) the EBITDA for the Earn-Out Period is equal to or greater than zero (0), then, in addition to the Groupon Shares transferable to Sellers pursuant to Sections 2(b)(i), 2(b)(iii) and 2(b)(v) above, Groupon shall issue and cause to be transferred to Sellers a number of Groupon Shares equal to 100,000, together with the Special Payments, if any, related to such number of Groupon Shares.

(vii)                           Notwithstanding the foregoing, if (A) the Gross Profit (determined without taking into account clause (B) of the definition of “Costs of Goods Sold”) for the Earn-Out Period is less than twenty percent (20%) of the Revenue or (B) the EBITDA (determined without taking into account clause (B) of the definition of “Costs of Goods Sold”) for the Earn-Out Period is less than zero (0), then Sellers (or their designees) may elect, at their option, to promise to pay to the Company, in cash, an amount up to ten percent (10%) of the Revenue for the Earn-Out Period and not to exceed twenty-five percent (25%) of the value of all of the Unredeemed Vouchers as of the last day of the Earn-Out Period (the “Guarantee Amount”; and the value of all of the Unredeemed Vouchers as of such date, the “Total Unredeemed Vouchers”), if and to the extent that the Sellers’ Representative in good faith reasonably believes that an amount of the Total Unredeemed Vouchers equal to or greater than the Guarantee Amount will remain Unredeemed Vouchers following the end of the Earn-Out Period until the expiration date of the last Unredeemed Voucher making up the Total Unredeemed Vouchers or the applicable statutory limitation relating to such last Unredeemed Voucher, whichever is earlier (such expiration or limitation date, the “Final Unredeemed Voucher Date”).  If Sellers elect to promise to pay all or any portion of the Guarantee Amount, then promptly following the end of the Earn-Out Period, Sellers shall enter into a customary guaranty agreement, in a form mutually acceptable to the parties, in favor of the Company pursuant to which Sellers agree to pay such amount (if any) by which at and including the Final Unredeemed Voucher Date, the aggregate amount of Total Unredeemed Vouchers minus the Redeemed Vouchers is less than the portion of the Guarantee Amount that Sellers have promised to pay, however in no event more than the Guarantee Amount.

(c)                                  The Contingent Purchase Price Consideration with respect to 112,500 Groupon Shares (any any related Special Payments) shall be determined as follows and paid in accordance with the procedures and on the dates set forth in Section 2(f)(ii):

(i)                                     If (1) the Revenue of the Company and its subsidiaries for the Earn-Out Period with respect to each Designated Country exceeds the revenue of any Competing Enterprise attributable to the Business in each corresponding Designated Country for the same period and (2) the aggregate average monthly traffic volume to the Company’s websites relating to the Business in each Designated Country during the Earn-Out Period exceeds that of any Competing Enterprise relating to the Business in each corresponding Designated Country for the same period, as determined by reference to Nielsen NetRatings, then Groupon shall issue and cause to be transferred to Sellers a number of Groupon Shares equal to 112,500, together with the Special Payments, if any, related to such number of Groupon Shares.

(d)                                 Within ten (10) Business Days after the completion of the 2011 Financial Statements, Groupon shall provide to the Sellers’ Representative a statement of Groupon’s good faith calculations of Revenue, Gross Profit and EBITDA for the Earn-Out Period to be derived from the 2011 Financial Statements (the “Earn-Out Statement”), detailing Groupon’s calculation of the Revenue, Gross Profit and EBITDA for the Earn-Out Period.  Groupon and Purchaser shall cause the audit of the 2011 Financial Statements to be completed no later than ninety (90) days following December 31, 2011.  Groupon shall provide to the Sellers’ Representative and his representatives a copy of the 2011 Financial Statements and copies of such records and work papers used or created (“Supporting Documentation”) in connection with the preparation of the Earn-Out Statement which are reasonably required to support such Earn-Out Statement.  The Sellers’ Representative and his representatives shall have the right to inspect Groupon’s, Purchaser’s and the Company’s and its subsidiaries’ books and records during business hours at Groupon’s or Purchaser’s offices, as well as access to the personnel responsible for the preparation of the Earn-Out Statement, upon reasonable prior notice and solely for purposes reasonably related to the calculations of Revenue, Gross Profit and EBITDA (“Access Rights”) set forth in the Earn-Out Statement.  Upon receipt of the Earn-Out Statement, the

Sellers’ Representative shall be entitled to object to the calculation of Revenue, Gross Profit or EBITDA for the Earn-Out Period by delivery to Groupon of a written notice of objection thereto (a “Notice of Objection”), describing in reasonable detail the nature of the disagreement asserted.  If the Sellers’ Representative fails to deliver a Notice of Objection to Groupon within sixty (60) Business Days following receipt of the Earn-Out Statement, then the determination of Revenue, Gross Profit and EBITDA for the Earn-Out Period set forth in the Earn-Out Statement shall be final, binding and conclusive on the parties hereto.  In addition, within fifteen (15) Business Days after the completion of each of the Company’s first three fiscal quarters ending during the Earn-Out Period, Groupon shall provide to the Sellers’ Representative a statement of Groupon’s good faith calculations of Revenue, Gross Profit and EBITDA for such quarter (the “Quarterly Earn-Out Estimates”), together with copies of the Supporting Documentation related thereto.  The Sellers’ Representative and Groupon shall promptly endeavor to negotiate in good faith to agree on the estimates set forth in any Quarterly Earn-Out Estimates and, in connection therewith, the Sellers’ Representtaive shall have Access Rights solely for such purpose.  To the extent the Sellers’ Representative and Groupon agree on the calculations therein, such calculations of Revenue, Gross Profit and EBITDA for such quarter shall be used in the preparation of the Earn-Out Statement, subject only to adjustments resulting from the audit performed after the end of the Earn-Out Period to produce the 2011 Financial Statements.  Any disagreements that are not resolved prior to the delivery of the Earn-Out Statement shall be resolved by submission of a Notice of Objection in accordance with the dispute resolution procedures described herein.

(e)                                  If the Sellers’ Representative timely delivers a Notice of Objection to Groupon, then any dispute shall be resolved as follows:

(i)                                     The Sellers’ Representative and Groupon shall promptly endeavor to negotiate in good faith to agree upon the amount of Revenue, Gross Profit and EBITDA for the Earn-Out Period.  In the event that a written agreement determining the amount of Revenue, Gross Profit and EBITDA for the Earn-Out Period has not been reached within ten (10) Business Days after the date of receipt by Groupon of the Notice of Objection, the Sellers’s Representative and Groupon shall each select one (1) reputable accounting firm and the two (2) accounting firms selected by the Sellers’ Representative and Groupon shall jointly choose a third reputable accounting firm (with which neither Groupon or its affiliates, nor Sellers or their respective affiliates, have any relationship) to adjudicate the determination of Revenue, Gross Profit and EBITDA for the Earn-Out Period, which accounting firm shall serve as the arbiter for the dispute over the calculation of Revenue, Gross Profit and EBITDA for the Earn-Out Period (the “Earn-Out Arbiter”).  Upon the selection of the Earn-Out Arbiter, each of Groupon’s and the Sellers’ Representative’s determination of Revenue, Gross Profit and EBITDA for the Earn-Out Period shall be submitted to the Earn-Out Arbiter.

(ii)                                  The Earn-Out Arbiter shall be directed to render a written report on the unresolved disputed issues with respect to the calculation of Revenue, Gross Profit and EBITDA for the Earn-Out Period as promptly as practicable but in no event later than ninety (90) days after the Notice of Objection is delivered by the Sellers’ Representative to Groupon, and to resolve only those issues of dispute set forth in the Notice of Objection.  Each of the Sellers’ Representative and Groupon shall furnish to the Earn-Out Arbiter such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Earn-Out Arbiter may reasonably request.  The Earn-Out Arbiter shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each party’s position) giving due regard to the mutual intention of the parties to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible.  The resolution of the dispute and the calculation of Revenue, Gross Profit and EBITDA for the Earn-Out Period shall be final and binding upon each party hereto and shall be evidenced by a revised Earn-Out Statement reflecting such resolution.  The fees and expenses of the Earn-Out Arbiter shall be borne by Sellers and Groupon proportionately based on the variance of each party’s respective proposal for the calculation of Revenue, Gross Profit and EBITDA for the Earn-Out Period from the final determination of Revenue, Gross Profit and EBITDA for the Earn-Out Period by the Earn-Out Arbiter, as determined by the Earn-Out Arbiter.

(f)                                    Following either (i) the date that the Earn-Out Statement is delivered to the Sellers’ Representative reflecting that any Contingent Purchase Price Consideration (as determined in accordance with Section 2(d) above) is due or (ii) the date of the final resolution of (x) any dispute concerning the Earn-Out Statement in accordance with Section 2(e) above or (y) any dispute or final agreement on that portion of the Contingent Purchase Price Consideration determined in accordance with Section 2(c) above, Groupon shall deliver to Sellers, as promptly as possible but, in any event, within three (3) Business Days of such date, stock certificates evidencing the Groupon Shares to be issued as the Contingent Purchase Price Consideration (as determined in accordance with Sections 2(b) and 2(c) above) in accordance with the written instructions of the Sellers’ Representative as to the allocation among Sellers of such Contingent Purchase Price Consideration; provided that, prior to such delivery of such stock certificates, Sellers shall be noted on the share register and other books and records of Groupon to be the record and beneficial owners of such Groupon Shares.

(g)                                 The date on which the calculation of Revenue, Gross Profit and EBITDA for the Earn-Out Period is finally determined shall be referred to herein as the “Earn-Out Settlement Date.”  The Earn-Out Statement deemed to be final, binding and conclusive on the parties hereto shall be referred to herein as the “Final Earn-Out Statement.”

3.                                      Conduct of Business During Earn-Out Period.

(a)                                  During the Earn-Out Period, Groupon and Purchaser shall, and shall cause each of their subsidiaries to, (i) operate the Business in a manner which Groupon in good faith believes to be in the best interests of all of its shareholders and that is not detrimental to the long-term value of Groupon and its business, as a whole, and (2) in the ordinary course in a manner consistent with the Company’s or its subsidiaries’ past practices or Groupon’s current practices; (ii) maintain separate books and records of the Business, including, but not limited to, separate quarterly profit and loss statements of the Business, so as to make calculation of Revenue, Gross Profit and EBITDA feasible and verifiable and the Quarterly Earn-Out Estimates available; and (iii) not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Business if such action would be reasonably likely to materially interfere with the achievement of the Contingent Purchase Price Consideration targets set forth in Section 2 above (which shall include not taking any of the following actions without making an equitable adjustment to the Contingent Purchase Price Consideration targets set forth in Section 2 to fully compensate for the adverse effect of such action(s) on the achievement of such targets):  (x) changing any of the Company’s revenue recognition or other accounting policies, (y) materially deviating from any of the standard contract terms historically used by the Company or assign, transfer or novate any of the Company’s contracts without counting the revenues associated with such contracts as “Revenues” hereunder, or (z) disposing or agreeing to dispose of, directly or indirectly, all or a material portion of the Company’s or its subsidiaries’ assets).  Subject to the prior written approval of Groupon, which approval shall not be unreasonably withheld, Sellers shall have the right to cause the Company or its subsidiaries to enter into Negotiated Discounts.

(b)                                 Except as expressly set forth in this Agreement or as required by Groupon’s and Purchaser’s implied contractual covenant of good faith and fair dealing, this Agreement shall impose no restrictions on the operation of the Business by Groupon, Purchaser or the Company following the Closing or on the operations, business or activities of Groupon or Purchaser following the Closing.  Without limitation on the foregoing, the parties hereto agree that during the Earn-Out Period, Groupon or Purchaser shall be permitted to undertake, or cause the Company or any of its subsidiaries to undertake, any of the following actions:  (i) any issuance of any new class or series of capital stock of Groupon or any other securities convertible into equity securities of Groupon in connection with any equity or debt financing of Groupon (and any related amendments to the Certificate); (ii) effect any Public Offering; (iii) effect any Acquisition or Asset Transfer; or (iv) any acquisition (whether by merger, consolidation or reorganization or otherwise) of all or any portion of the assets or equity securities of any Person.

4.                                      Change of Control.

(a)                                  In the event of an Acquisition or Asset Transfer prior to the end of the Earn-Out Period, Groupon, Purchaser or Sellers (or at the direction of the Sellers’ Representative, the Groupon Purchaser (as defined below)), as applicable, shall deposit an amount equal to the Earn-Out Share of the Sale Proceeds (the “Escrow Amount”) into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of customary escrow agreement (the “Escrow Agreement”) with J.P. Morgan ChaseBank, N.A. (the “Escrow Agent”) and where the

Escrow Agent, Sellers, the Sellers’ Representative and/or Groupon or a representative of the former securityholders of Groupon (the “Groupon Representative”), in each case as relevant given the structure of the Acquisition or Asset Transfer, are parties thereto.  The portion of the Sale Proceeds deposited into the Escrow Account shall be the same form of consideration as and when received by the other holders of shares of Common Stock of Groupon pursuant to or in connection with the Acquisition or Asset Transfer resulting in such Sale Proceeds, and if any portion of such Sale Proceeds is placed into escrow and/or is payable to the stockholders of Groupon subject to contingencies, such portion shall be deposited into the Escrow Account if, as and when received by the stockholders of Groupon.  The Escrow Agreement shall reflect in all material respects the terms and conditions of release of the Escrow Amount to Sellers or Purchaser, as applicable, set forth in this Section 4.

(b)                                 The Escrow Amount shall be held in the Escrow Account until the final determination of achievement of the targets in accordance with Section 2 above.  In connection with an Acquisition or Asset Transfer, Groupon agrees that, as a condition to the consummation of the applicable transaction constituting an Acquisition or Asset Transfer, the purchaser in such transaction or, if the purchaser is a subsidiary, its ultimate parent (the “Groupon Purchaser”) shall agree in writing (with the Sellers as an explicit third-party beneficiary to such agreement) to (i) assume the obligations of Groupon and Purchaser hereunder, including without limitation, the obligations of Groupon and Purchaser under Section 3 above (and, in this respect, this Agreement shall be amended where relevant to replace references to “Groupon” and/or “Purchaser” with Groupon Purchaser), and (ii) provide to each of Sellers, Groupon and Purchaser copies of the 2011 Financial Statements no later than ninety (90) days following December 31, 2010 in order for the parties to determine whether the Contingent Purchase Price Consideration targets set forth in Section 2 have been achieved; provided that, such agreement shall also contain covenants and agreements among the Groupon Purchaser, the Groupon Representative and the Sellers’ Representative as to (x) access to, and the provision of information among, such persons as to any disputes in relation to this Agreement and (y) the resolution of disputes as between the Groupon Purchaser and Groupon (and/or the Groupon Representative, as applicable) with respect to the 2011 Financial Statements and the calculation and determination of the various targets in Section 2 (it being understood that, unless and until all such disputes as between Groupon Purchaser and Groupon and/or Groupon Representative have been resolved, no Release Notice pursuant to Section 4(e) shall be given, nor shall any release by the Escrow Agent be made pursuant to Section 4(f)), as well as any other covenants and agreements necessary or reasonably requested by any of the parties hereto in order to ensure that the agreements contained herein are properly effected.

(c)                                  Following the determination of the Final Earn-Out Statement based upon the 2011 Financial Statements provided by the Groupon Purchaser to each of Sellers, Groupon and Purchaser and the final determination of the Contingent Purchase Price Consideration targets set forth in Section 2, the Escrow Amount shall be released from the Escrow Account as follows:

(i)                                     the Groupon Representative (in trust for Groupon’s existing or former stockholders, as the case may be) shall receive all of the Escrow Amount in the event that no Contingent Purchase Price Consideration targets set forth in Section 2 have been achieved;

(ii)                                  in the event that one or more of the Contingent Purchase Price Consideration targets set forth in Section 2 have been achieved, (A) Sellers shall receive a portion of the Escrow Amount equal to (x) the Escrow Amount multiplied by (y) a fraction, the numerator of which is the number of Groupon Shares to be issued as the Contingent Purchase Price Consideration (as determined in accordance with Section 2 above) and the denominator of which is 3,350,000, and (B) Purchaser shall receive the remainder of the Escrow Amount, if any (in trust for its existing or former stockholders, as the case may be).

(d)                                 Pursuant to the Escrow Agreement, the Escrow Agent shall be authorized by Sellers (and/or the Sellers’ Representative, as applicable) and Groupon (and/or the Groupon Representative, as applicable) to disburse the Escrow Amount only as follows:

(i)                                     in accordance with joint instructions of Sellers (and/or the Sellers’ Representative, as applicable) and Groupon (and/or the Groupon Representative, as applicable) set forth in any written letter of direction to the Escrow Agent executed by Sellers (and/or the Sellers’ Representative, as applicable) and Groupon (and/or the Groupon Representative, as applicable); or

(ii)                                  in accordance with the instruction of Groupon (and/or the Groupon Representative, as applicable) pursuant to Section 4(e) below; or

(iii)                               pursuant to Section 4(f) below.

(e)                                  Groupon (and/or the Groupon Representative, as applicable) shall deliver to the Escrow Agent, within ten (10) Business Days following the Earn-Out Settlement Date, a written notice (a “Release Notice”) setting forth the portion of the Escrow Amount (the “Release Amount”) that Groupon (and/or the Groupon Representative, as applicable) in good faith believes the Groupon Representative (in trust for Groupon’s existing or former stockholders, as the case may be) is entitled to receive at such time pursuant to this Agreement, together with a copy of the Final Earn-Out Statement showing the agreed or decided portion of the Escrow Amount to which Groupon or the Groupon Representative (in trust for Groupon’s existing or former stockholders, as the case may be) is entitled pursuant to Section 2 above.  Groupon (or the Groupon Representative, as applicable) shall also simultaneously deliver to Sellers and the Sellers’ Representative a copy of such Release Notice.  Within three (3) Business Days following the Escrow Agent’s receipt of such Release Notice, the Escrow Agent shall release to the Groupon Representative (in trust for Groupon’s existing or former stockholders, as the case may be) the portion of the Escrow Amount from the Escrow Account equal to the Release Amount as set forth in such Release Notice.  It is expressly acknowledged and agreed that Sellers shall have no right to object to or protest a Release Notice properly delivered by Groupon (and/or the Groupon Representative, as applicable) to the Escrow Agent hereunder (and the Escrow Agent is hereby instructed to disregard any such objection or protest by Sellers) or the release of all or any portion of the Escrow Amount from the Escrow Account in accordance with such Release Notice; provided, however, that nothing herein shall eliminate or reduce any applicable rights or remedies which Sellers may have against Purchaser, Groupon and/or the Grupon Representative (as the case may be) in the event that it is determined by a final non-appealable order, award, decree or judgment rendered by any court or other tribunal that Groupon and/or the Groupon Representative (as the case may be) acted in bad faith with respect its determination of such Release Amount.

(f)                                    Within fifteen (15) Business Days following the Earn-Out Settlement Date, the Escrow Agent shall release and distribute to Sellers an amount equal to the remaining portion of the Escrow Amount as of such date.

5.                                      No Set-Off Rights.  Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that neither Groupon nor Purchaser shall have the right to set-off against any Contingent Purchase Price Consideration required to be paid by Purchaser to Sellers pursuant to this Agreement any amounts to which Purchaser is entitled or owed at such time by Sellers pursuant to the Share Exchange Agreement or otherwise, except as may be properly permitted under applicable law.

6.                                      Assignment.  This Agreement and the rights and obligations of the parties hereto shall be binding upon such parties and their respective successors, assigns and legal representatives.  Neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned by a party without the prior written consent of the other party, provided, however, that Groupon or Purchaser may assign this Agreement and their respective rights and obligations hereunder, without the consent of Sellers, to any Person with or into which Groupon or Purchaser may hereafter merge or consolidate or to which Groupon or Purchaser may transfer all or substantially all of its assets, if and only if in any such case, such Person shall by operation of law or expressly in writing assume all of the obligations of Groupon and/or Purchaser, as applicable, hereunder as fully as if it had originally been made a party hereto and such Person has otherwise fully complied with Section 4(b) above, but Groupon or Purchaser otherwise may not assign or transfer this Agreement or any or all of its rights, duties, obligations, or interests hereunder without prior written consent of Sellers, which may be given or withheld in their sole discretion.

7.                                      Amendment.  This Agreement shall not be amended, modified or altered in any manner except by an instrument in writing executed by all parties hereto.

8.                                      Notices.  All notices, waivers, demands, requests and other communications hereunder shall be in writing and shall be given by:  (a) sending a copy thereof by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), (b) sending a copy thereof by facsimile, (c) sending a copy thereof by a nationally recognized overnight courier service, or (d) mailing a copy thereof by certified or registered mail, postage prepaid with return receipt requested, in all cases, addressed as follows:

if to Groupon or Purchaser:	Groupon, Inc.
600 West Chicago Avenue
Suite 850
Chicago, Illinois 60654
Attention: Andrew Mason
Fax: (312) 276-3231

with a copy to:	DLA Piper LLP (US)
203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601-1293
Attention: Richard E. Ginsberg
Fax: (312) 630-5388

if to the Company:	CityDeal Europe GmbH
c/o Groupon, Inc.
600 West Chicago Avenue
Suite 850
Chicago, Illinois 60654
Attention: Andrew Mason
Fax: (312) 276-3231

if to Sellers’ Representative
(on behalf of Sellers):	CD-Inv Holding UG (haftungsbeschränkt) Beteiligungs KG)
c/o Rocket Internet GmbH
Saarbrücker Str. 20121
10405 Berlin
Germany
Attention: Oliver Samwer
Fax: +49 (0) 1805 233633 55466

with a copy to:	Wilson Sonsini Goodrich & Rosati
One Market Street
Spear Tower
Suite 3300
San Francisco, California 94105-1126
Attention: Lawrence M. Chu
Fax: (415) 947-2099

and

Noerr LLP

attn: Sascha Leske
Charlottenstrasse 57
10117 Berlin
Germany
Fax: +49 (0)3020942094

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address.  In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) Business Days thereafter.  Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

9.                                      Governing Law; Jurisdiction.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.  EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION OR PROCEEDING RELATING THERETO SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE WITH RESPECT TO THE VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

10.                               Waiver of Jury Trial; Specific Performance.

(a)                                  EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS, DEFENSES, COUNTERCLAIMS AND SUITS OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF ITS CHOICE.  EACH PARTY HERETO AGREES THAT ALL SUCH CLAIMS, DEFENSES, COUNTERCLAIMS AND SUITS SHALL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION, WITHOUT A JURY.

(b)                                 It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of, and the non-breaching party shall be entitled to, a temporary or permanent injunction or an order or specific performance, in each case, without the necessity for the posting of any bond or surety.  Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

11.                               Negotiated Agreement.  The parties hereto acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and agree that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

12.                               Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined to be invalid or unenforceable to any extent, the remaining provisions of this Agreement, or the application of such provision to such party or circumstances, shall not be affected thereby, and each other provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13.                               Miscellaneous.  The headings and captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.  All share numbers contained in this Agreement shall be appropriately adjusted for any stock splits, dividends, distributions, redemptions and the like effected after the date hereof.  In addition, (i) with respect to any dividends, distributions in kind or any similar payments relating to shares of Common Stock declared or effected after the date hereof (“Common Stock Distributions”), the Groupon Shares that are the subject of this Agreement shall be deemed to have been outstanding and, for this purpose, shall be entitled to receive (and funds shall be set aside for this purpose by Groupon), their pro rata share of any such Common Stock Distribution; and (ii) with respect to any redemptions or repurchases of shares by Groupon of Common Stock held by the Groupon Founders (“Founder Common Shares”), the Groupon Shares that are the subject of this Agreement shall be deemed to have been redeemed in the same proportions, if any, as the Founder Common Shares and, for this purpose, such Groupon Shares shall be entitled to receive (and funds shall be set aside for this purpose by Groupon) the same per share consideration as the Founder Common Shares (and the share numbers contained in this Agreement shall be appropriately reduced to take into account any such redemption or repurchase).  For purposes of calculating the US Dollar amounts expressed in this Agreement, the parties agree to use the average daily exchange rate applicable to each local currency for the 365-day period ending on the last day of the Earn-Out Period.

14.                               Sellers’ Representative.  Each Seller, on behalf of itself and any of its successors and assigns, hereby irrevocably appoints Holding KG No. 2, as its representative and exclusive agent (the “Sellers’ Representative”), to act on behalf of such Seller in connection with, and to facilitate, any and all transactions arising from, in connection with and incident to this Agreement.  In such capacity, the Sellers’ Representative shall have the sole and exclusive power and authority to perform all actions required or permitted to be performed by the Sellers’ Representative on behalf of Sellers under this Agreement.  A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction from all of Sellers and shall be final, binding and conclusive upon each Seller.  Each of Groupon and Purchaser may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller.  Each of Groupon and Purchaser is hereby relieved from any liability to any persons for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative; and each Seller agrees to release and hold harmless, and indemnify, each person who acts as Sellers’ Representative with respect to all actions, decisions, elections or other determinations made by such Sellers’ Representative in the performance of his or its duties, except to the extent arising from the gross negligence or willful misconduct of any such person (and any action taken or omitted to be taken upon the advice of counsel shall be conclusive evidence of the absence of gross negligence or willful misconduct).  In furtherance of the foregoing, any reference to a power of Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Sellers’ Representative.  Until the earlier of (i) the third (3rd) anniversary of the date of this Agreement and (ii) the date of the closing of an Acquisition or Asset Transfer, the Sellers’ Representative shall at all times be managed exclusively by Mr. Oliver Samwer, Mr. Marc Samwer and/or Mr. Alexander Samwer, and the Sellers’ Representative shall not cause or permit (by reason of any action taken by it or its beneficial owners) any other Person to manage the Sellers’ Representative without the prior written consent of Groupon, which consent may be given or withheld in Groupon’s sole discretion.  In the event that the Sellers’ Representative violates or breaches the provisions of this Section 14, or the Sellers’ Representative is not managed exclusively by Mr. Oliver Samwer, Mr. Marc Samwer and/or Mr. Alexander Samwer for any reason (other than by reason of such individual’s death or disability), Groupon shall be entitled, in addition to any other remedies that it may have, to specific, injunctive or other equitable relief in order to enforce such provision or otherwise effect the intention of the parties under this Section 14.

15.                               Counterparts; Facsimile and Electronic Transmission.  This Agreement may be executed in any number of counterparts, each of which executed counterpart shall be deemed an original and all of which counterparts together shall constitute one and the same instrument.  Facsimile or electronic transmission in portable document format (pdf) of any signed original counterpart and/or retransmission of any signed facsimile or pdf shall be deemed to have the same effect as an original.  No party shall raise as a defense to the formation or enforceability of this Agreement as a contract, and each party forever waives any such defense, either (i) the use of facsimile or electronic transmission to deliver a signature or (ii) the fact that any signature was signed and subsequently transmitted via facsimile or electronic transmission.

16.                               Entire Agreement.  This Agreement, together with the Share Exchange Agreement, including all schedules and exhibits thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior discussions, negotiations, letters of intent, agreements, understandings and representations (whether written or oral) with respect to the transactions contemplated hereby and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties below, intending to be legally bound hereby, have executed this Earn-Out Agreement under seal as of the day and year first above written.

GROUPON, INC.

By:	/s/ Andrew Mason
Name:
Title:

GROUPON GERMANY GBR

By:	Groupon, Inc., its Authorized Person

By:	/s/ Andrew Mason
Name: Andrew Mason
Title: CEO

BAMBINO 44. VV UG (HAFTUNGSBESCHRÄNKT) & CO B-84 KG

By:	/s/ Sascha Leske
Name: Sascha Leske
Title: Illegible

BAMBINO 45. VV UG (HAFTUNGSBESCHRÄNKT) & CO B-85 KG

By:	/s/ Sascha Leske
Name: Sascha Leske
Title: Illegible

BAMBINO 43. VV UG (HAFTUNGSBESCHRÄNKT) & CO B-83 KG

By:	/s/ Sascha Leske
Name: Sascha Leske
Title: Illegible

CITYDEAL EUROPE GmbH

By:	/s/ Sascha Leske
Name: Sascha Leske
Title: Illegible